UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________

FORM 1-K

ANNUAL FINANCIAL REPORT PURSUANT TO REGULATION A
_________________________________

For the Fiscal Year Ended December 31, 2022

Park View OZ REIT, Inc
(Exact name of issuer as specified in its charter)

Commission File Number: 024-11337

Maryland		85-1631598
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

One Beacon Street, 32nd Floor Boston, MA 02108
(Full mailing address of principal executive offices)

(617) 971-8807
(Issuer’s telephone number, including area code)

Common Stock
(Title of each class of securities issued pursuant to Regulation A)

FORWARD-LOOKING STATEMENTS

This annual report on Form 1-K (this “Annual Report”) contains forward-looking statements about our business, operations and financial performance, including statements about our plans, strategies and objectives. Our use of words like “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “will” and similar expressions or statements regarding future periods or events are intended to identify forward-looking statements. These statements address our plans, strategies and objectives for future operations, including in relation to future growth and availability of funds, and are based on current expectations which involve numerous risks, uncertainties and assumptions. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond our control. Although we believe the assumptions underlying the forward-looking statements, and the forward-looking statements themselves, are reasonable, any of the assumptions could prove to be inaccurate and, therefore, there can be no assurance that these statements will themselves prove accurate and our actual results, performance and achievements may materially differ from those expressed or implied by these statements as a result of numerous factors, including, without limitation, those discussed under the headings “Risk Factors” in our offering circular filed January 13, 2023, as the same may be amended or supplemented from time to time, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Annual Report. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our plans, strategies and objectives, which we consider to be reasonable, will be achieved.

Part II.

Item 1. Business

The Company

In this Annual Report, unless context otherwise requires, references to “we,” “us,” “our” or the “Company” refer to Park View OZ REIT, Inc, a Maryland corporation, Park View OP, LP, a Delaware limited partnership (our “Operating Partnership”), and our Operating Partnership’s subsidiaries, taken together.

Park View OZ REIT, Inc is a Maryland corporation formed on June 19, 2020 to originate, invest in and manage a diversified portfolio of commercial real estate properties. Park View OZ REIT, Inc is the sole general partner of Park View OP, LP. Substantially all of our invested assets will be held by, and our operations will be conducted primarily through, our operating partnership Park View QOZB OP, LP, a Delaware limited partnership (our “Operating Partnership”). We are the majority general partner of our Operating Partnership. We are externally managed by Park View OZ REIT Manager, LLC (our “Manager”).

Though we will not fall under REIT regulations until we claim REIT taxation, we intend to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes. Among other requirements, REITs are required to distribute to stockholders at least 90% of their annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). We intend to qualify as a REIT for federal income tax purposes on such date as determined by our Board of Directors, taking into consideration factors such as the timing of our ability to generate cash flows, our ability to satisfy the various requirements applicable to REITs and our ability to maintain our status as a qualified opportunity fund. See “Note 2 – Summary of Significant Accounting Policies – Income Taxes” in our consolidated financial statements included elsewhere in this Annual Report for additional details regarding REIT taxation.

Our Manager

We are externally managed and advised by our Manager. We expect to benefit from the personnel, relationships and experience of our Manager’s management team and the Company’s Board of Directors and advisors. Pursuant to the terms of a management agreement between our Manager, us and our Operating Partnership, our Manager will select our investments and manage our day-to-day operations. Pursuant to a support agreement with Park View Investments, LLC (our “Sponsor”), our Manager will utilize our Sponsor’s personnel, services and resources necessary for our Manager to perform its obligations and responsibilities under the management agreement.

We entered into the Amended Management Agreement with our Operating Partnership and our Manager, effective as of January 13, 2023. Pursuant to the Amended Management Agreement, our Manager will implement our business strategy and perform certain services for us, subject to oversight by our Board of Directors. Our Manager will be responsible for, among other duties, (1) performing all of our day-to-day functions, (2) determining our investment strategy and guidelines in conjunction with our Board of Directors, (3) sourcing, analyzing and executing investments, asset sales and financing, (4) performing portfolio management duties, and (5) performing financial and accounting functions.

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The initial term of the management agreement is for five years commencing on the effective date of the agreement, with automatic one-year renewal terms starting on completion of the initial five-year term. For a detailed description of the management agreement’s termination provisions, see “Our Manager and the Management Agreement—Management Agreement” in our offering circular filed January 13, 2023.

Investment Strategy

We intend to concentrate our operations on the identification, acquisition and development or redevelopment of properties located within “opportunity zones.” At least 90% of our assets will consist of qualified opportunity zone properties, which will enable us to be classified as a “qualified opportunity fund.”

Our investments are expected to consist of properties for the construction and/or renovation of multifamily, student housing, senior living, healthcare, industrial, self-storage, hospitality, mixed-use, data centers and solar projects located throughout the United States and its territories. We anticipate our future operations will include the acquisition and development or redevelopment of a wide range of commercial properties located throughout the United States, as well as the acquisition of real estate-related assets, including debt and equity securities issued by other real estate companies, with the goal of increasing distributions and/or capital appreciation. We cannot assure you that we will attain these objectives or that the value of our assets will not decrease. Furthermore, within our investment objectives and policies, our Manager will have substantial discretion with respect to the selection of specific investments and the purchase and sale of our assets. Our Manager’s investment committee will periodically review our investment guidelines to determine whether our investment guidelines continue to be in the best interests of our stockholders. There is no prohibition in our charter on the amount or percentage of our assets that may be invested in a single property. Initially, we expect to have a limited number of properties and up to 100% of our assets may be invested in a single property.

Investment Objectives

Our primary investment objectives are:

•	to preserve, protect and return our stockholders’ capital contribution;

•	to pay attractive and consistent cash distributions;

•	to grow net cash from operations so that an increasing amount of cash flow is available for distributions to investors over the long term; and

•	to realize growth in the value of our investments.

Competition

In acquiring our properties, we compete with public commercial property sector REITs, income oriented non-traded REITs, private real estate fund managers, Qualified Opportunity Funds and local real estate investors and developers. Many of these entities have greater resources than us or other competitive advantages. We also face significant competition in leasing available properties to prospective tenants and in re-leasing space to existing tenants. Competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell, thereby increasing the price that we may be required to pay for qualified properties. The lack of available debt on reasonable terms or at all could result in further reduction of suitable investment opportunities and create a competitive advantage for other entities that have greater financial resources that we do. Additional real estate funds, vehicles and REITs with similar investment objectives to ours may be formed in the future by other unrelated parties. This competition may cause us to acquire properties and other investments at higher prices or by using less-than-ideal capital structures, in which case our returns could be lower and the value of our assets may not appreciate or may decrease significantly below the amount we paid for such assets.

Employees

We do not currently have any employees and do not expect to have any employees in the foreseeable future. Services necessary for our business are provided by our Manager pursuant to the terms of the Management Agreement. Pursuant to a support agreement between our Manager and our Sponsor, our Sponsor provides our Manager with the personnel, services and resources necessary for our Manager to perform its obligations and responsibilities under the management agreement. Each of our executive officers is an employee or officer of our Sponsor. To the extent that we acquire more investments, we anticipate that the number of our Sponsor’s employees who devote time to our matters will increase.

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Legal Proceedings

From time to time, we may be party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, to any legal proceedings that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition, cash flows or results of operation if determined adversely to us.

Risk Factors

An investment in our common stock involves substantial risks. You should carefully consider the following risk factors, in addition to the risks discussed under the heading “Risk Factors” in our offering circular filed January 13, 2023, as the same may be amended or supplemented from time to time, together with all of the other information contained in this Annual Report including the consolidated financial statements and the related notes. The risks and uncertainties discussed below and in our offering circular are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this amended offering circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Statements Regarding Forward-Looking Information.”

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect the Company’s current and projected business operations and its financial condition and results of operations.

Actual events involving reduced or limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank, was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation as receiver. Although we did not have any cash or cash equivalent balances on deposit with Silicon Valley Bank, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses, financial obligations or fulfill our other obligations, result in breaches of our financial and/or contractual obligations or result in violations of federal or state wage and hour laws. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors not described above, could have material adverse impacts on our liquidity and our current and/or projected business operations and financial condition and results of operations.

War in the Ukraine may impact the business of the Company and the financial markets in which the Company needs to raise capital.

Political turmoil, warfare, or terrorist attacks in Ukraine could negatively affect our business. Political and military events in Ukraine, including the 2022 Russian invasion of Ukraine, as well as ongoing tensions and intermittent warfare between Ukraine may have an adverse impact on our ability to grow our business.

For so long as the hostilities continue and perhaps even thereafter as the situation in Europe unfolds, we may see increased volatility in financial markets and a flight to safety by investors, which may make it more difficult for the Company to raise additional capital at the time when it needs to do so, or for financing to be available upon acceptable terms. All or any of these risks separately, or in combination could have a material adverse effect on our business, financial condition, and results of operations. We cannot predict the timing, strength, or duration of any economic slowdown, instability or recovery.

The outbreak of COVID-19 presents material uncertainty and risk with respect to our future prospects, performance and financial results.

The response by governmental and other authorities to contain the spread of COVID-19 and its variants through lockdowns, closures, restrictions on travel and quarantines, among others, and responses by businesses and individuals to reduce the risk of exposure to infection, including reduced travel, cancellation of meetings and events, and implementation of work-at-home policies, among others, have and continue to result in significant disruptions to global economic and market conditions.

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The COVID-19 virus presents material uncertainty and risk with respect to the Company’s future performance and future financial results, such as the potential to negatively impact future occupancy rates, financing, our costs of operations, the value of our investments and laws, regulations and governmental and regulatory policies applicable to the Company. Given the evolving nature of the COVID-19 outbreak, the extent to which it may impact our future performance and future financial results will depend on future developments, including the duration and severity of the pandemic, the uneven impact to certain industries, advances in testing, treatment and prevention, the development of new strains and the level of resistance these new strains have to the existing vaccines, the recovery time of the disrupted supply chains and industries, the impact of labor market interruptions, the macroeconomic impact of government measures to contain the spread of the virus and related government stimulus measures and when the restrictions that were imposed to slow the spread of the outbreak will be lifted entirely, among others, all of which remain highly uncertain at this time and as a result we are unable to estimate the impact that the COVID-19 outbreak may have on our future financial results at this time. Management continuously reviews our investment and financing strategies to optimize our portfolio and reduce our risk in the face of the rapid development and fluidity of this situation.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the audited consolidated financial statements and related notes thereto included elsewhere in this Annual Report. In addition to historical data, this discussion contains forward-looking statements about our business, operations and financial performance based on current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those in this discussion as a result of various factors, including but not limited to those factors discussed under the heading “Risk Factors” in our offering circular filed January 13, 2023, as the same may be amended or supplemented from time to time, a copy of which may be accessed here.

Our Offering

On January 5, 2021, we qualified with the Securities and Exchange Commission (“SEC”) an offering of our common stock, par value $0.01 per share under Regulation A (the “Offering”) to purchase up to $50,000,000 in shares of our common stock on a best efforts basis. On January 13, 2023, we filed our second post-qualification amendment and expect to offer up to $75,000,000 in shares of our common stock on a “best efforts” basis in any rolling 12-month period. We intend effectively to conduct a continuous offering of the maximum number of shares of our common stock that we are permitted to sell pursuant to Regulation A over an unlimited time period by filing a new offering statements prior to the end of the three-year period described in Rule 251(d)(3) of Regulation A. We reserve the right extend our Offering term to the extent permissible under applicable law or terminate it at any time. In July of 2021, the Company has began operations.

Stockholder Redemption Plan

On December 7, 2022, FINRA assigned Park View OZ REIT, Inc. the OTC trading symbol “PVOZ”. Although there is no guarantee that a market for our shares will develop, we believe this has the potential to enhance investment liquidity for our shareholders. The Stockholder Repurchase program was put into place to give our shareholders limited liquidity until our shares of stock received a trading symbol. To date no shares have been presented for redemption through this plan. As a result of our shares being available for trading on the OTC market under the symbol “PVOZ”, on January 13, 2023, our Board of Directors voted to terminate our Stockholder Repurchase Plan immediately.

Results of Operations

We were formed on June 19, 2020 and commenced operations in July of 2021. During the period ended December 31, 2022, the Company has not generated any revenue and has incurred approximately $53,000 in operating expenses. In addition the Company incurred offering costs of approximately $194,000 which are included as a component of stockholders’ equity.

On June 30, 2022, the Company created a qualified opportunity zone business (QOZB), Park View QOZB OP, LP, a Delaware limited partnership and invested $2,388,205. The formation of a QOZB is an important step for acquiring qualified opportunity zone business property (QOZBP) in compliance with the opportunity zone regulations.

Our management is not aware of any material trends or uncertainties, other than national and international economic conditions affecting real estate generally that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition, management and operation of real estate and real estate related investments.

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Liquidity and Capital Resources

As our sponsor, Park View Investments had previously funded our offering costs. In 2021, we shifted offering costs to the Company and in January 2022, we made a partial repayment to Park View Investments via issuance of common stock in exchange for $70,000 of the outstanding balance. The Company intends to repay the outstanding balance due to Park View Investments of approximately $236,000. We require capital to fund our investment activities, pay our operating fees and expenses, and pay our outstanding indebtedness. We anticipate our operating fees and expenses will include, among other things, the management fee we pay to our Manager, legal, audit and valuation expenses, regulatory filing fees, printing expenses, transfer agent fees, marketing and distribution expenses and fees related to identifying, acquiring, developing or redeveloping and managing our portfolio of commercial real estate properties and real estate related assets. We do not have any office or personnel expenses as we do not have any employees.

We will obtain the capital resources required to identify, acquire, develop or redevelop and manage a diversified portfolio of commercial real estate properties and real estate related assets primarily from the net proceeds of our Offering, and any future offerings that we may conduct, secured or unsecured financings from banks and other lenders and undistributed cash flow from operations.

The economic effects of interest rate hikes, the COVID-19 pandemic and other geopolitical events may make it more difficult for us to obtain secured or unsecured financings from banks and other lenders for our investments on attractive terms or at all.

We are dependent on the net proceeds from our Offering to conduct our operations. If we are unable to raise substantial funds would increase our fixed operating expenses as a percentage of available capital resources, reducing our capacity to generate income and limiting our ability to make distributions.

We may employ leverage in order to provide more capital to fund our investment activities. We believe that careful use of conservatively structured leverage will help us to achieve our diversification goals and potentially enhance our investment returns. Our targeted aggregate property-level leverage, excluding any debt at the Company level or on assets under development or redevelopment, after we have acquired a substantial portfolio of stabilized investments, is between 50-70% of the greater of the cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. As we are acquiring, developing and redeveloping our investments, we may employ greater leverage on individual assets. Our Manager may from time to time modify our leverage policy in its discretion in light of then-current economic conditions, relative costs of debt and equity capital, market values of our assets, general conditions in the market for debt and equity securities, growth and acquisition opportunities or other factors. An example of property-level leverage is a mortgage loan secured by an individual property or portfolio of properties incurred or assumed in connection with our acquisition of such property or portfolio of properties.

Trend Information

We are closely monitoring the evolving effects of inflation, COVID-19 pandemic and the Russian invasion of the Ukraine on commercial real estate markets and the economy in general. We are further monitoring the increases in market interest rates, and how such increases may affect our investments and results of operation.

We are not aware of any other material trends, uncertainties, demands, commitments or events, favorable or unfavorable, that may reasonably be anticipated to have a material effect on our potential revenue or income from continuing operations, profitability, liquidity or capital resources, or that would cause our reported financial information to not necessarily to be indicative of future operating results or our financial condition, other than those discussed under the heading “Risk Factors” in our offering circular filed January 13, 2023, as the same may be amended or supplemented from time to time, and together with all of the other information contained in this Annual Report including the consolidated financial statements and the related notes.

Over the short term, we remain cautiously optimistic about the opportunity to acquire investments offering attractive risk-adjusted returns in our targeted investment markets. However, we recognize disruptions in financial markets can occur at any time. By targeting qualified opportunity zone investments, we believe we will remain well positioned, as compared to our competitors, in the event current market dynamics deteriorate.

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Item 3. Directors and Officers

Executive Officers and Directors

We operate under the direction of our Board of Directors, the members of which are accountable to us and our stockholders as fiduciaries. Our Board of Directors has retained our Manager to direct the management of our business and affairs, manage our day-to-day affairs, and implement our investment strategy, subject to our Board of Directors’ supervision. The current Board members are Michael Kelley and Elizabeth Tyminski. Our Chief Executive Officer is Michael Kelley and our Chief Financial Officer is Elizabeth Tyminski, both of which are also officers of our Manager.

Pursuant to the terms of the Management Agreement, our Manager is required to provide us with a portion of our management team, including our Chief Executive Officer, along with appropriate support personnel. Pursuant the terms of the Support Agreement, our Sponsor provides our Manager with the personnel, services and resources necessary for our Manager to perform its obligations and responsibilities under the Management Agreement. Each of our executive officers is an employee or officer of our Sponsor. Our Manager, and the employees and officers of our Sponsor are only required to devote such time to our business and affairs is necessary and appropriate commensurate with the level of our activity.

Our Manager performs its duties and responsibilities pursuant to the Management Agreement. Our Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our stockholders. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities.

As of the date of this annual report, the executive officers of the Company and their positions and offices are as follows:

Name	Age	Position Held
Michael Kelley	58	Chairman of the Board, Chief Executive Officer and President
Elizabeth Tyminski	58	Vice Chairman of the Board, Chief Financial Officer

The address of each director listed is One Beacon Street, 32nd Floor, Boston, MA 02108. Set forth below is biographical information with respect to our directors. Biographical information for each of our management directors may be found above in “Our Manager and the Management Agreement—Management Biographical Information.”

Michael Kelley

Mr. Kelley has 30 years of experience in business and financial markets. Prior to founding Park View Investments Mr. Kelley, through Niagara International Capital, worked with clients structuring capital transactions to fund real estate development and operating company operations. He was early to recognize the potential of Opportunity Zones to change the course of capital flows. Through his writings and presentations Mr. Kelley has become a leading voice on Opportunity Zones and how investors and community leaders can benefit from them. He is active in the entrepreneurial community having served as a mentor, board member and pitch competition judge. Previously he focused on investing in emerging markets for a family office and worked at several investment banks raising capital in a wide variety of industries. Mr. Kelley has a B.A. in Economics from the University of Massachusetts. Mr. Kelley was selected as a director because of his extensive financial markets experience and his ability to lead our company through the opportunities and challenges inherent in our business.

Elizabeth Tyminski

Ms. Tyminski brings 25+ years of experience in management, human resources, and leadership. She is adept at identifying challenges, defining solutions and implementing new processes and procedures to drive results. Currently she is running a non-profit that promotes the engineering and land surveying professions. Previously she worked in the insurance and banking industries. She is past Vice President of the Association of Junior Leagues International, a 140,000 member organization. She is an active member of The Junior League of Boston and is a past President, Treasurer, and Executive Vice President. She is a highly active volunteer for her alma mater, Smith College and is the past President of the Boston Smith College Club. She is the Chair of the Treasurer of the College Club of Boston. Elizabeth is a MBA recipient from Boston College where she graduated first in her class. Ms. Tyminski was selected as a director because of her extensive financial and operational experience.

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Advisory Board

Our Board of Directors has created an Advisory Board to provide it and the Manager advice regarding, among other things, potential investments, general market conditions and debt and equity financing opportunities. The members of the Advisory Board will not be managers or officers of our company and will not have any fiduciary or other duties to shareholders. The Advisory Board will initially consist of: Warren Isabelle, Ken Mabbs and Michael Galasso. The Advisory Board will not participate in meetings of our Board of Directors unless specifically invited to attend. The Advisory Board will meet at such times as requested by our Board of Directors or our Manager. The members of the Advisory Board can be appointed and removed and the number of members of the Advisory Board may be increased or decreased by the Manager at any time and for any reason. The appointment and removal of members of the Advisory Board do not require approval of the Company’s stockholders. Set forth below is biographical information with respect to the initial members of the Advisory Board.

Michael Galasso

Mr. Galasso has over 25 years’ experience in developing, financing, constructing and managing a diverse portfolio of urban infill developments. His development company revitalized the Little Italy and East Village neighborhoods in San Diego with a series of infill affordable and market rate housing, historic renovation, hotels and mixed use developments. He has served and been appointed to numerous governmental committees and planning boards including being appointed by the Mayor of San Diego to its Affordable Housing Taskforce and the chair of its Development Expedite Program. Recently he was chairman of the Falmouth Economic and Industrial Corporation in his hometown of Falmouth Massachusetts and helped form and was the original executive director of a new non-profit to redevelop downtown New Bedford Massachusetts and is currently developing a number of workforce housing projects. Mr. Galasso is experienced in utilize low income housing tax credits, historic tax credits, HOME funds, CBDG, tax exempt bonds and other governmental programs to finance the development and redevelopment of underserved urban areas. He has worked with Mass Housing, the Massachusetts Department of Housing and Community Development and Mass Development to financings housing and community development projects. He is a graduate of Boston College and attended San Diego State Graduate Program in Urban Planning and has attended numerous executive and professions development programs at Harvard University, MIT, UCSD and New York University. Since at this time we are not focusing on affordable housing investments, Michael Galasso left the Advisory Board as of May 2, 2023.

Warren Isabelle, CFA

Mr. Isabelle is a founder and former Managing Member of Ironwood Investment Management. He began his career at The Hartford Insurance Group in 1983 and joined The Pioneer Group in 1984 as a chemical analyst. In July 1990, Mr. Isabelle opened the Pioneer Capital Growth mutual fund and opened the Pioneer Small Company Fund in 1994. He managed both funds until January 1997 in addition to taking on duties as Director of Research and Head of Domestic Equities. He was then hired by the Evergreen Funds as chief investment officer for equities before establishing Ironwood. Since January 2004, Mr. Isabelle has served as a member of the Public Board and Vice-Chairman of the Investment Committee of the University of Massachusetts Foundation. Mr. Isabelle is a Chartered Financial Analyst and a member of the CFA institute. Mr. Isabelle received a Bachelor of Science degree in chemistry from Lowell Technological Institute, a Master of Science degree in Polymer Science and Engineering from the University of Massachusetts, and a Masters in Business Administration from the Wharton School, University of Pennsylvania. Mr. Isabelle was selected as a director because of his extensive investment and finance experience.

Kenneth Mabbs

Mr. Mabbs started his career as an investment banker with Bear Stearns focused primarily on technology-oriented companies.  He left to become the Director of Investment Banking of First Albany Corporation/Gleacher Company.  With their initial sponsorship, he raised a fund called FA Technology Ventures where he was Managing Partner for twenty years.  FA Technology Ventures was typically the lead investor in early stage technology companies and took an active role in helping guide their investment's management through a Board of Directors position. FA Technology Ventures' performance was in the top quartile of its peer group nationally.  FA Technology Ventures was a lead investor in a number of iconoclastic companies such as iRobot, eInk, Softricity, BinOptics, CreditSights and A123 Systems.  Ken currently is a Managing Partner of QKA Ventures, the successor partnership of FA Technology Ventures. Mr. Mabbs was selected as a director because of his senior executive officer and board service experience.

Compensation of Members of our Board and Advisory Board

Our Board has the authority to fix the compensation of all members of our Board and Advisory Board and may pay compensation to directors for services rendered to us in any other capacity. A member of our Board who is also an employee of our Manager or our Sponsor is referred to as an employee director. Employee directors will not receive compensation for serving on our Board.

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 Our Board of Directors has approved a compensation program for our non-employee directors, which will take effect upon completion of our Regulation A offering and will consist of annual retainer fees and equity awards. Under the program, each non-employee director will be entitled to receive an annual retainer of $10,000. Each non-employee director will have the option to elect to receive up to $10,000 of the annual retainer in cash, with the remainder consisting of stock. Annual retainers will be paid in quarterly in arrears. Each member of our Advisory Board will receive an annual retainer of $10,000. Each member of the Advisory Board will have the option to elect to receive up to the entire $10,000 retainer in cash, with the remainder, if any, consisting of stock. Annual retainers will be paid quarterly in arrears. We will also reimburse each of our directors and members of the Advisory Board for their travel expenses incurred in connection with their attendance at meetings, if any.

For the year ended December 31, 2022, each member of our Advisory Board received $1,000 in cash as compensation for his or her services as an advisor. We did not make any payments to the members of our Board, as we are still in early stages of operations. Further, most annual retainer fees have been waived during our early stages of operation.

Compensation of Our Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Each of the executive officers of our Manager also serves as an executive officer of the Company. Each of these individuals receives compensation for his services, including services performed for us on behalf of our Manager, from the Manager. As executive officers of our Manager, these individuals will serve to manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we will indirectly bear the costs of the compensation paid to these individuals, through fees we pay to our Manager, we do not intend to pay any compensation directly to these individuals.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth the beneficial ownership of shares of our common stock for (i) each person who is expected to be the beneficial owner of 10% or more of our outstanding common stock or 10% or more of our outstanding common stock as of May 4, 2023, (ii) each director and executive officer of the Company, and (iii) the directors and executive officers of the Company as a group. To our knowledge, each person that beneficially owns shares of our common stock has sole voting and disposition power with regard to such shares.

Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person, directly or indirectly, has or shares “voting power,” which includes the power to vote, or to direct the voting of, such security, and/or “investment power,” which includes the power to dispose, or to direct the disposition of, such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at One Beacon Street, 32nd Floor, Boston, MA 02108.

	Common Stock
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of All Shares(2)

10 or more% Stockholders:
Trevor J. Burton		11,500	39.0%
Jeane H. Crisman		7,000	23.7%
		18,500	62.7%
Executive Officers and Directors:
Michael F. Kelley (1)		800	2.7%
Elizabeth Tyminski		-	-

All directors and executive officers as a group (2 persons)		800	2.7%

*	Less than 1%

(1)	Michael Kelley has indirect control over the voting and disposition of the shares of our common stock owned by Park View Investments, LLC and Park View OZ REIT Manager, LLC.

(2)	Based on 29,483 shares of our common stock issued and outstanding as of May 4, 2023.

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Item 5. Interest of Management and Others in Certain Transactions

None

Item 6. Other Information

None

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Item 7. Consolidated Audited Financial Statements

Index to Consolidated Financial Statements of
Park View OZ REIT, Inc.

December 31, 2022 and 2021

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Park View OZ REIT, Inc

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Park View OZ REIT, Inc (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2022 and 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

/s/ Novogradac & Company LLP

We have served as the Company’s auditor since 2020.

Plantation, Florida

May 5, 2023

F-2

Park View OZ REIT, Inc

Consolidated Balance Sheets

	As of December 31, 2022	As of December 31, 2021
Assets:

Cash and cash equivalents	$2,488,143	$2,402,350
Other Assets	4,100	-
Total Assets	$2,492,243	$2,402,350

Liabilities:

Current Liabilities:

Accrued Expenses	$31,589	$10,000

Due to Manager	10,671	204,712

Total Liabilities:	$42,260	$214,712

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized; 0 shares issued and outstanding	$-	$-
Common stock, $0.01 par value, 9,000,000 shares authorized; 29,483 and 24,383 shares issued and outstanding, respectively.	295	244
Additional paid-in capital	2,555,077	2,239,333
Retained earnings (deficit)	(105,389)	(51,939)

Total Equity	2,449,963	2,187,638
Total Liabilities and Stockholders’ equity	$2,492,243	$2,402,350

See accompanying notes to consolidated financial statements

F-3

Park View OZ REIT, Inc

Consolidated Statements of Operations

	For the year ended December 31, 2022	For the year ended December 31, 2021

Revenues	$-	$-

Operating Expenses	$53,463	$51,939

Interest Income	13	-

Net Loss	($53,450)	($51,939)

Loss per share of common stock
Net loss per share of common stock	($1.99)	($20.03)
Weighted-average shares of common stock	26,846	2,593

See accompanying notes to consolidated financial statements.

F-4

Park View OZ REIT, Inc

Consolidated Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2022 and 2021

	Preferred Stock - Shares	Preferred Stock - Amount	Common Stock - Shares	Common Stock - Amount	Additional Paid-in Capital	Retained Earnings	Total
Balance at December 31, 2020	-	$-	100	$1	$9,999	$-	$10,000
Issuance of Common Stock	-	-	24,283	$243	2,428,057	-	2,428,300
Offering Costs	-	-	-	-	(198,723)	-	(198,723)
Net Loss	-	-	-	-	-	(51,939)	(51,939)

Balance at December 31, 2021	-	$-	24,383	$244	$2,239,333	($51,939)	$2,187,638
Issuance of Common Stock	-	-	5,100	$51	509,949	-	510,000
Offering Costs	-	-	-	-	(194,205)	-	(194,205)
Net Loss	-	-	-	-	-	(53,450)	(53,450)

Balance at December 31, 2022	-	$-	29,483	$295	$2,555,077	($105,389)	$2,449,983

See accompanying notes to consolidated financial statements.

F-5

 Park View OZ REIT, Inc

Statements of Cash Flows

	For the year ended December 31, 2022	For the year ended December 31, 2021

Cash Flows from Operating Activities
Net Loss	($53,450)	($51,939)
Adjustments to Reconcile Net Loss to Net Cash Provided by (Used In) Operating Activities:	-	-
Changes in operating assets and liabilities:
Other assets	(4,100)
Due to Manager	(102,452)	214,712
Net Cash Provided by (Used in) Operating Activities	($160,002)	$162,773

Cash Flows from Financing Activities
Capital Contributions	440,000	2,428,300
Payment of Offering Costs	(194,205)	(198,723)
Net Cash Provided by Financing Activities	245,795	2,229,577

Net Change in Cash and Cash Equivalents	85,793	2,392,350
Cash and Cash Equivalents at the Beginning of Period	2,402,350	10,000
Cash and Cash Equivalents at End of Period	$2,488,143	$2,402,350

See accompanying notes to consolidated financial statements.

F-6

PARK VIEW OZ REIT, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

1.	Formation and Organization

Park View OZ REIT, Inc (the “Company”) was formed on June 19, 2020, as a Maryland corporation and intends to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with its fiscal year ending December 31, 2023 or such later date as determined by the Company’s Board of Directors. The Company was organized to initially function as a qualified opportunity fund, as defined in the Internal Revenue Code of 1986, as amended (the “Code”). As a Qualified Opportunity Fund, the Company's primary purpose is to identify, acquire and develop or redevelop properties located within qualified opportunity zones. All of the Company’s business will be externally managed by Park View REIT Manager, LLC (the “Manager”), a Delaware limited liability company.

The Company is the majority general partner of Park View QOZB OP, LP, a Delaware limited partnership (the “Operating Partnership”). Park View QOZB OP, LP is a consolidated subsidiary of the Company. Substantially all of the Company’s invested assets will be held by, and the operations will be conducted primarily through, current and future Operating Partnership – our QOZBs. Through December 31, 2022, the Operating Partnership has not made an initial investment.

The Company began operations in July of 2021.

The Company has authorized: (i) 9,000,000 shares of common stock at $.01 par value per share and (ii) 1,000,000 shares of preferred stock at $.01 par value per share. As of December 31, 2022 and 2021, we have not issued any preferred shares. The Company may increase the number of shares of common or preferred stock without stockholder consent. As of December 31, 2022 and 2021, the Company has 29,483 and 24,283 shares of common stock issued and outstanding, respectively.

The Company has filed an offering statement on Form 1-A with the Securities and Exchange Commission (“SEC”) with respect to an offering (the “Offering”) of up to $75,000,000 in shares of its common stock, for an initial price of $100 per share.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements and related notes of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

The consolidated financial statements include the accounts of Park View OZ REIT, Inc and its consolidated entity (collectively, the “Company”), consisting of its wholly-owned subsidiary. Intercompany balances and transactions between consolidated entities are eliminated.

Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash held in financial institutions, cash on hand and liquid investments with original maturities of three months or less. Cash balances may at times exceed federally insured limits per institution, however, the Company deposits its cash and cash equivalents with high credit-quality institutions to minimize credit risk exposure.

F-7

Organizational, Offering and Related Costs

Organization and offering costs of the Company are initially being paid by the Manager on behalf of the Company. These organization and offering costs include all expenses to be paid by the Company in connection with the formation of the Company and the qualification of the Offering, and the marketing and distribution of shares, including, without limitation, expenses for printing, and amending offering statements or supplementing offering circulars, mailing and distributing costs, telephones, Internet and other telecommunications costs, all advertising and marketing expenses, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. Pursuant to the Company’s management agreement (the “Management Agreement”), the Company will be obligated to reimburse the Manager, or its affiliates, as applicable, for organization and offering costs paid by them on behalf of the Company.

The Company has begun to reimburse the Manager, without interest, for these organization and offering costs incurred both before and after that date. Reimbursement payments will be made in monthly installments.

The Manager has incurred organization and offering costs on behalf of the Company. The Company expenses organization costs incurred. Offering costs, are charged to stockholders’ equity against the gross proceeds of our Offering. The Company became liable to reimburse the Manager and its affiliates, including our Sponsor, once the first closing was held in connection with our Offering, which occurred in July 2021. During the year ended December 31, 2022 and 2021, offering costs incurred as a component of stockholders’ equity amounted to $194,205 and $198,723 respectively.

Recent Accounting Pronouncements

Management has determined that all recently issued accounting pronouncements will not currently have a material impact on the Company’s consolidated financial statements or do not apply to the Company’s operations.

Income Taxes

The Company intends to elect to be taxed as a REIT under the Code and intends to operate as such. Because qualifying opportunity zone investments usually require substantial development or redevelopment the Company expects to have little or no taxable income prior to electing REIT status. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to its stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles). As a REIT, the Company generally will not be subject to U.S. federal income tax to the extent it distributes qualifying dividends to its stockholders. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

Marketing and advertising

Marketing and advertising costs are expensed as incurred. During 2022 and 2021, the Company incurred marketing and advertising costs of approximately $39,000 and $25,000, respectively, which are included in offering costs, which is a component of additional paid-in capital on the accompanying consolidated statements of changes in stockholders’ equity.

Loss per Share

Our outstanding stock is limited to common shares. Loss per share represents both basic and dilutive per-share amounts for all periods presented in the consolidated financial statements. Basic and diluted loss per share is calculated by dividing net loss attributable to the Company by the weighted-average number of common shares outstanding during the year.

Our Charter authorizes the issuance of up to 9,000,000 shares of common stock at $0.01 par value per share and 1,000,000 shares of preferred stock at $0.01 par value per share.

During the year ended December 31, 2022 and 2021, the basic and diluted weighted-average common shares outstanding was 26,846 and 2,593, respectively. Net loss attributable to common stockholders was $53,450 and $51,939 during 2022 and 2021, and the loss per basic and diluted weighted-average share was $1.99 and $20.03, respectively. Shares outstanding as of December 31, 2022 and 2021 were 29,483 and 24,383, respectively.

F-8

3.	Related Party Arrangements

Park View REIT Manager, LLC

On July 30, 2020, the Company has entered into a five-year management agreement with the Manager, which will automatically renew for one-year terms thereafter, as defined.

Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company.

The Manager and certain affiliates of the Manager will receive fees and compensation in connection with the Company’s public offering, and the acquisition, management and sale of the Company’s real estate investments.

The Manager will be reimbursed for organization and offering expenses incurred in conjunction with the Offering. The Company will reimburse the Manager for the actual expenses incurred on behalf of the Company in connection with the selection, acquisition or origination of an investment, whether or not the Company ultimately acquires or originates the investment. The Company will reimburse the Manager for out-of-pocket expenses paid to third parties in connection with providing services to the Company. Expense reimbursements payable to the Manager also may include expenses incurred by the Sponsor in the performance of services pursuant to a shared services agreement between the Manager and the Sponsor, including any increases in insurance attributable to the management or operation of the Company.

During the year ended December 31, 2022, costs incurred by the Manager and its affiliates amounted to approximately $157,000, which included reimbursements for offering costs of approximately $117,000, and allocable share of salaries, benefits and overhead of personnel totaling approximately $40,000. As of December 31, 2022, approximately $11,000 remained due to Manager. During the year ended December 31, 2021, costs incurred by the Manager and its affiliates amounted to approximately $250,000, which included reimbursements for offering costs of approximately $199,000, and allocable share of salaries, benefits and overhead of personnel totaling approximately $52,000. As of December 31, 2021, approximately $205,000 remained due to Manager.

The Company will pay the Manager a quarterly management fee of one-fourth of 0.75%, which, until 12 months following the commencement of the offering, will be based on our offering proceeds as of the end of each quarter, and thereafter will be based on our net asset value (“NAV”) at the end of each prior quarter. There were no management fees accrued or paid to the Manager during 2022 or 2021.

The Manager will be issued a management interest equal to 5% of our outstanding capital stock, subject to ani-dilution protection. As a result, at any time we make a distribution to our stockholders, other than distributions representing a return of capital, whether from continuing operations, net sale proceeds or otherwise, our Manager will be entitled to receive 5% of the aggregate amount of such distribution. There were no such distributions in 2022 or 2021.

On January 4, 2022 we issued 700 shares of common stock to our Manager as repayment of $70,000 worth of the balance due to Manager.

4.	Economic Dependency

Under various agreements, the Company has engaged Park View REIT Manager, LLC and its affiliates to provide certain services that are essential to the Company, including asset management services, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon Park View REIT Manager, LLC and its affiliates. In the event that these companies were unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

5.	Stockholder Redemption Plan

On December 7, 2023, FINRA assigned Park View OZ REIT, Inc the OTC trading symbol “PVOZ”. Although there is no guarantee that a market for our shares will develop, we believe this has the potential to enhance investment liquidity for our shareholders. The Stockholder Repurchase Plan was put into place to give our shareholders limited liquidity until our shares of stock received a trading symbol. As a result of the Company receiving an OTC trading symbol, the Stockholder Redemption Plan was terminated effective January 13, 2023. During the life of the Stockholder Repurchase Plan no shares were presented for redemption.

F-9

6.	Commitments and Contingencies

Management continues to evaluate the impact of the COVID-19 global pandemic and has concluded that while it is reasonably possible that the virus could have a negative impact on the Company’s financial position and its results of operations, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

7.	Subsequent Events

Management has evaluated subsequent events to determine if events or transactions through the date the financial statements were available for issuance, require potential adjustment to or disclosure in the financial statement. Management has evaluated the activity of the Company and we do not believe that additional adjustments or disclosures are required at this time, other than as follows.

As a result of our shares being available for trading on the OTC market under the symbol “PVOZ”, on January 13, 2023, our Board of Directors voted to terminate our Stockholder Repurchase Plan immediately.

On January 26, 2023, we extended our Regulation A Tier 2 offering for an additional 12 months. We may choose to extend our offering or initiate new offerings an indefinite number of times in the future.

F-10

Item 8. Index to Exhibits

Exhibit No.	Description
2A.1	Articles of Amendment and Restatement of the Company (1)
2B.1	Amended and Restated Bylaws of the Company adopted by the Board of Directors on January 13, 2023(2)
4.1	Form of Subscription Package (3)
6.1	Amended and Restated Limited Partnership Agreement of Park View QOZB OP, LP(2)
6.2	Amended Management Agreement by and among the Company, Park View QOZB OP, LP and Park View OZ REIT Manager, LLC (2)
6.3	Form of Amended Support Agreement by and between the Company, Park View Investments, LLC, and Park View OZ REIT Manager, LLC (2)
11.2	Consent of Novogradac & Company LLP*

* Filed herewith

1.	Incorporated by reference to the Company’s Form 1-A as filed with the SEC on October 7, 2020.
2.	Incorporated by reference to Post-Qualification Offering Circular Amendment No.2 of the Company’s Form 1-A as filed with the SEC on January 13, 2023.
3.	Incorporated by reference to Amendment No. 3 of the Company’s Form 1-A as filed with the SEC on December 22, 2020.

10

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts on May 5, 2023.

Park View OZ REIT, Inc

By:	/s/ Michael Kelley
Michael Kelley
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Kelley	Chairman of the Board and Chief Executive Officer	May 5, 2023
Michael Kelley

/s/ Elizabeth Tyminski	Vice Chairman of the Board, Chief Financial Officer	May 5, 2023
Elizabeth Tyminski

11